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                                                                    Exhibit 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Amendment No. 4 to Registration Statement No. 333-129144 on Form F-4 of our report dated June 30, 2005, except for Note 17
(1), as to which the date is August 25, 2005, Note 17 (7) as to which the date is November 25, 2005, Note 17 (8), as to which the date is December 7, 2005,
Note 17 (6) as to which the date is December 19, 2005 and Note 17 (3) as to which the date is December 28, 2005 relating to the (1) consolidated financial statements of Euroseas Ltd. and subsidiaries appearing in the Prospectus, which is part of such Registration Statement and (2) financial statement schedule of Euroseas Ltd. appearing elsewhere in this Registration Statement.


We also consent to the reference to us under the heading "Experts" in such Prospectus.



Deloitte.
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece

February 3, 2006